EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 31, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of K•Swiss Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of K•Swiss Inc. on Form S-8 (File No. 33-36505, effective August 23, 1990, File No. 33-77258, effective April 4, 1994, File No. 33-95650, effective August 10, 1995, File No. 333-79641, effective May 28, 1999, and File No. 333-91864, effective July 7, 2002) and on Form S-3 (File No. 333-37895, effective October 17, 1997 and File No. 333-60043, effective August 5, 1998).

/s/ GRANT THORNTON LLP

Los Angeles, California

January 31, 2005